Exhibit 99.1


July 7, 2006

                           Press Release


Kentucky Bancshares Inc, parent company of Kentucky Bank, reported a healthy 13% increase in earnings for the second quarter of 2006. The company earned $1,716,000 for the quarter ended June 30, compared to $1,515,000 last year. Fully diluted earnings per share for the same period rose 14%, from 56 cents to 64 cents.

Year to date earnings were $3,009,000, or $1.12 per share assuming dilution. For the same period last year earnings were $2,849,000, or $1.05 per share assuming dilution.

In February the company announced an agreement to acquire Peoples Bank in Morehead and Sandy Hook. The transaction is expected to close today.

Kentucky Bank ranks 10th in size among the 211 banks in the state. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Nicholasville, North Middletown, Versailles, Wilmore and Winchester.